                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE

         AES REPORTS EARNINGS OF $0.83 PER SHARE (PRE-SPLIT) FOR THE QUARTER, BEFORE EXTRAORDINARY ITEM

         ARLINGTON, VA, April 27, 2000 -- The AES Corporation (NYSE: AES) announced today that net income before extraordinary item was $181 million for the quarter ended March 31, 2000, representing a dramatic increase over the net loss of $(13) million for the first quarter of 1999. Diluted earnings per share before extraordinary item were $0.83 for the quarter, compared to a loss of $(0.07) for the same quarter in 1999. Revenues for the quarter were $1.5 billion, an increase of 131% from $638 million in the first quarter of 1999. Operating income also increased 91% to $390 million, up from $204 million in the first quarter of 1999. Net income was $174 million for the quarter ended March 31, 2000.

         The extraordinary charge of $7 million after tax this quarter related to the early extinguishment of certain corporate debt and the corresponding write-off of deferred financing costs.

         Barry J. Sharp, Chief Financial Officer, commented, "We are extremely pleased with the record results. Most notably, the 91% increase in operating income to $390 million exhibits the real strength of our first quarter. We also continue to see increasing benefits from our worldwide geographic and business segment diversification (generation and distribution businesses). This quarter we have also added to this news release a supplemental schedule of information which we believe our investors will find helpful in their efforts to understand our diverse business segments."

         Dennis W. Bakke, President and Chief Executive Officer, stated, "AES is off to an excellent start in 2000. Most of our existing businesses performed well and new opportunities abound in many parts of the world. This year we hope to continue to expand the ways in which we serve the world, including our newer initiatives in competitive retail and telecom."

         During the quarter, AES also announced a 2 for 1 common stock split. The record date is May 1, 2000 and the payment date is June 1, 2000. The financial information presented in this news release does not reflect the impact of the stock split.

         AES also announced the appointment of three new Group Managers:
       * Naveed Ismail: Group Manager for Argentina, Uruguay and Peru.
       * Rich Bulger and David Travesso: Co-Group Managers for the Sao Paulo region of Brazil.

         Business development successes in the first quarter of 2000 include the following:

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         * In March, a subsidiary of AES acquired for $8 million, GeoUtilities
Inc., an internet-based superstore for energy, telecom and other vital services.

         * In March, a subsidiary of AES completed a financing associated with 823 MW of generating facilities in the Republic of Georgia.The financing included the acquisition of the 600 MW Gardabani thermal plant and the establishment of 25 year concessions for the Khrami I and II hydro stations, which have a combined capacity of 223 MW.

         * In March, a subsidiary of AES, completed a $440 million non-recourse project financing for AES Red Oak, an 832 MW natural gas-fired combined cycle plant in Sayreville, New Jersey.

         * In February, AES announced that it had entered into an agreement to acquire a 59% stake in the 1,000 MW hydroelectric facility of Hidroelectrica Alicura S.A. ("Alicura") in Argentina from Southern Energy, Inc. ("SEI").

         * In February, AES announced that a subsidiary had reached an agreement with the Bulgarian state-owned electric utility NEK, that will allow AES to build, own, operate and transfer a $750 million lignite-fired power plant.

         * In January, a subsidiary of AES agreed to acquire 59% of the outstanding preferred (non-voting) shares of Eletropaulo S.A. ("Eletropaulo").

         * In January, a subsidiary of AES and Caterpillar Inc. reached a service agreement for multiple energy products that will result in the construction of a 45 MW cogeneration plant in Mossville, Illinois.

         The company's generating assets include interests in one hundred and twenty-five facilities totaling over 44 gigawatts of capacity. AES' electricity distribution network has over 954,000 km of conductor and associated rights of way and sells over 114,000 gigawatt hours per year to over 15 million end-use customers.In addition, through its various retail electricity supply businesses, the company sells electricity to over 154,000 end-use customers.

         AES is dedicated to providing electricity worldwide in a socially responsible way.


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THE AES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTERS ENDED MARCH 31, 2000 AND 1999


--------------------------------------------------------------------------------

                                   QUARTER      QUARTER
                                     ENDED        ENDED      PERCENTAGE
                                   03/31/2000   03/31/1999     CHANGE
--------------------------------------------------------------------------------
($ in millions,
 except per
 share amounts)

REVENUES:
Sales and services                  $ 1,476     $   638         131%

OPERATING COSTS
 AND EXPENSES:
Cost of sales
 and services                         1,057         418        (153%)
Selling, general and
 administrative
 expenses                                29          16         (81%)
                                    -------     -------

TOTAL OPERATING COSTS
 AND EXPENSES                         1,086         434        (150%)
                                    -------     -------

OPERATING INCOME                        390         204          91%

OTHER INCOME AND
 (EXPENSE):
Interest expense                       (269)       (133)       (102%)
Interest and other
 income                                  31          19          63%
Equity in earnings of
 affiliates (before income tax)         118         (91)        230%
                                    -------     -------

INCOME BEFORE
 INCOME TAXES
 AND MINORITY
 INTEREST                               270          (1)     27,100%


Income tax provision                     71          (6)     (1,283%)
Minority interest                        18          18          --
                                    -------     -------


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
INCOME BEFORE
  EXTRAORDINARY ITEM                    181         (13)      1,492%

Extraordinary item, net of tax -
Early extinguishment of debt             (7)         --         n/a
                                    -------     -------


NET INCOME                          $   174     $   (13)      1,438%
                                    =======     =======


DILUTED EARNINGS
 PER SHARE: (1)
Before extraordinary item              0.83       (0.07)      1,286%

Extraordinary item                    (0.03)         --         n/a
                                    -------     -------
Total                               $  0.80     $ (0.07)      1,243%
                                    =======     =======



(1) Diluted earnings per share are calculated before the effect of the 2 for 1 stock split recently declared by AES. The stock split will occur on June 1, 2000 for shareholders of record on May 1, 2000.